UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2012

Aéropostale, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31314 (Commission File Number)	31-1443880 (IRS Employer Identification No.)
112 West 34th Street, 22nd Floor, New York, New York 10120
 (Address of principal executive offices, including Zip Code)

(646) 485-5410
 (Registrant’s telephone number, including area code)

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On February 1, 2012, Julian R, Geiger resigned as Chairman and a member of the Board of Directors of the registrant.

Also on February 1, 2012,  Karin Hirtler-Garvey was appointed Non-Executive Chairman of the registrant’s Board of Directors.  Ms. Hirtler-Garvey has been a member of the registrant’s Board of Directors since August 2005, serving as the Chairman of the registrant’s Audit Committee, and a member of the Nominating and Corporate Governance Committee. She also served as the registrant’s Lead Independent Director.  Ms. Hirtler-Garvey will retain her membership on the Audit and Nominating and Governance committees, but will no longer serve as Chairman of the Audit Committee.

Also on February 1, 2012, Janet E. Grove was appointed as a member of the registrant’s Board of Directors.  Ms. Grove most recently serving as Vice Chairman of Macys, Inc.  Prior to becoming Vice Chairman of Macys, Inc., Ms. Grove held various senior management positions for Macys, Inc., including Division Vice Chairman, Merchandising Private Brand and Product Development, and Division Chairman, Macy’s Merchandising Group Inc..  Ms. Grove is also a member of the board of directors of the publicly traded company Safeway, Inc.  As of the date of this filing, Ms. Grove has not been appointed to any Board committees.

ITEM 9.01                      Financial Statements and Exhibits

(c)           Exhibits

99.1  Press Release, dated February 3, 2012, announcing changes to the the Aeropostale, Inc. Board of Directors.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Aéropostale, Inc.

/s/  Marc D. Miller
Marc D. Miller
Senior Vice President - Chief Financial Officer

Dated: February 3, 2012